Exhibit 23.1

Bank of America Financial Center
604 W. Riverside Ave., Suite 430
Spokane, WA 99201
United States of America

Board of Directors
U.S. Geothermal, Inc.
Boise, ID

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated June 10, 2009, except Note 2 which is dated October 22, 2009, on the consolidated financial statements of U.S. Geothermal, Inc. for the years ending March 31, 2009 2008 and 2007, as filed on Form 10-K/A and by reference to the current Form S-1 and the outstanding Forms S-3A (333-151858) and S-8 (333-141262 as previously filed.

BehlerMick PS
Spokane, Washington

November 25, 2009